EXHIBIT 5
Letterhead of Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112
Phone: (212) 408-5100
June 5, 2006
Conexant Systems, Inc.
4000 MacArthur Boulevard, West Tower
Newport Beach, CA 92660
          Re: Registration Statement on Form S-3
Dear Sirs:
     In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by Conexant Systems, Inc., a Delaware corporation (the “Company”), of (i) $250,000,000 aggregate principal amount of the Company’s 4% Convertible Subordinated Notes due 2026 (the “Notes”) and (ii) the shares of the Company’s common stock, par value $.01 per share (including the associated preferred share purchase rights), issuable upon conversion of the Notes (the “Common Stock”), we advise as follows:
     As counsel for the Company, we are familiar with the Restated Certificate of Incorporation and Amended By-Laws of the Company, each as amended to the date hereof, and we have participated in the preparation of the (i) Registration Statement on Form S-3 to be filed by the Company under the Securities Act with respect to the Notes and the Common Stock (the “Registration Statement”), (ii) the Indenture, dated as of March 7, 2006, between the Company and J.P. Morgan Trust Company, National Association, as Trustee (the “Indenture”) under which the Notes were issued and (iii) the corporate proceedings taken by the Company in connection with the authorization and issuance of the Notes and the Common Stock. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.
     On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions and exemptions set forth herein, we are of the opinion that:

Conexant Systems, Inc.	-2-	June 2, 2006
1.	The Notes are the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

2.	The Common Stock, when issued upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.
          We express no opinion herein as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.
          We hereby consent to the reference to us and our opinion in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consents, we do not hereby admit that we are in the category of persons for whom consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Chadbourne & Parke LLP